Exhibit (a)(3)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Morgan Creek Global Funds

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

FIRST:  The Declaration of Trust is hereby amended to provide that the name of the Trust is changed to

“MORGAN CREEK SERIES TRUST”

SECOND:  The foregoing amendment to the Declaration of Trust has been duly approved by the Sole Trustee of the Trust.

THIRD:  The undersigned Trustee of the Trust acknowledges these Articles of Amendment to be the corporate act of the Trust and as to all matters or facts required to be verified under oath, the undersigned Trustee of the Trust acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

FOURTH:  The foregoing amendment to the Declaration of Trust of the Trust shall become effective at upon filing.

3.	(Please complete with eitherupon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 13 day of November, 2012 A.D.

By:	/s/ Mark W. Yusko

Name:	Mark W. Yusko

Title:	Trustee